Exhibit No. EX-99.g.4

CUSTODIAL SERVICES AGREEMENT

DFA SHORT TERM INVESTMENT FUND,

a series of DFA INVESTMENT TRUST COMPANY

TABLE OF CONTENTS

1.	DEFINITIONS	1
2.	ESTABLISHMENT OF ACCOUNTS	2
3.	CUSTODY ACCOUNT PROCEDURES	3
4.	CASH ACCOUNT PROCEDURES	4
5.	INSTRUCTIONS	4
6.	PERFORMANCE BY THE CUSTODIAN	5
7.	CORPORATE ACTIONS.	6
8.	COMMUNICATIONS. RECORDS AND ACCESS	7
9.	TAX STATUS/WITHHOLDING TAXES	8
10.	LIEN AND SET OFF	9
11.	USE OF THIRD PARTIES	9
12.	SCOPE OF RESPONSIBILITY	10
13.	INDEMNITY	12
14.	PREVENTION OF PERFORMANCE, MUTUAL EXCLUSION OF CONSEQUENTIAL DAMAGES	13
15.	FEES AND EXPENSES	13
16.	INFORMATION AND DATA PROTECTION	14
17.	ADVERTISING	15
18.	REPRESENTATIONS	16
19.	TERMINATION	17
20.	GOVERNING LAW AND JURISDICTION	17
21.	MISCELLANEOUS	18

Schedules:

•           Fee Schedule

•           Schedule of Reports

THIS GLOBAL CUSTODIAL SERVICES AGREEMENT is made on December 30, 2009, by and between DFA Investment Trust Company, on behalf of one of its series, the DFA Short Term Investment Fund (the “Client “ or “Fund”), with its principal office and place of business at 6300 Bee Cave Road, Building One, Austin, TX  78746, and Citibank, N.A. acting through its offices located in New York, New York (the “Custodian”).

1.	DEFINITIONS

“Administrative Support Provider” means those persons utilized by the Custodian to perform ancillary services of a purely administrative nature such as couriers, messengers or other commercial transport systems.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Authorized Person” means the persons (including any individual or entity) authorized by the Client to act on its behalf in the performance of any act, discretion or duty under this Agreement (including, for the avoidance of doubt, any officer or employee of such person) in a notice reasonably acceptable to the Custodian.

“Cash” means all cash in any currency received and held under the terms of this Agreement.

“Citigroup Organization” means Citigroup, Inc. and any company or other entity of which Citigroup, Inc. is directly or indirectly a shareholder or owner. For purposes of this Agreement, each branch of Citibank, N.A. will be a separate member of the Citigroup Organization.

“Clearance System” means any clearing agency, settlement system, payments system, depository (including any entity that acts as a system for the central handling of Securities in the country where it is incorporated or organized or that acts as a transnational system for the central handling of Securities) used in connection with transactions relating to Securities and any nominee of the foregoing.

“Confidential Information” means all tangible and intangible information and materials being disclosed in connection with this Agreement by one of the Parties (“Disclosing Party”) to the other Party (“Receiving Party”), in any form or medium (and without regard to whether the information is owned by a Party or by a third party), that satisfy at least one of the following criteria:

(i)           information related to the Disclosing Party’s, its Affiliates’ or its third party licensors’ or vendors’ trade secrets, customers, business plans, strategies, forecasts or forecast assumptions, operations, methods of doing business, records, finances, assets, Intellectual Property Rights, technology, software, systems data or other proprietary or confidential business or technical information;

(ii)           information designated as confidential in writing by the Disclosing Party or information that the Receiving Party should reasonably know to be information that is of a confidential or proprietary nature; or

(iii)           any information derived from, or developed by reference to or use of, any information described in the preceding clauses (i) and (ii).

provided, however, that, notwithstanding the foregoing, the following shall not be considered Confidential Information: (A) information that is disclosed to the Receiving Party without any obligation of confidentiality by a third person who has a right to make such disclosure; (B) information that is or becomes publicly known without violation of this Agreement by the Receiving Party; or (C) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party’s information.

“Fee Schedule” means the schedule referred to in Section 14, as annexed hereto as Schedule 2.

“Instructions” means any written notice or statement by an Authorized Person directing action or inaction, including any such notice or statement transmitted to the Custodian (i) in electronic format by machine readable input, electronic mail, CRT data entry or other similar means or (ii) by facsimile or similar means.

“Market Infrastructure” means public utilities, external telecommunications facilities and other common carriers of electronic and other messages, and external postal services. Market infrastructures are not delegates or agents of the Custodian.

“Sub custodian” means those persons utilized by the Custodian for the safe-keeping, clearance and settlement of Securities.

“Securities” means any financial asset (other than Cash) from time to time held for the Client under the terms of this Agreement.

“Taxes” means all taxes, levies, imposts, charges, assessments, deductions, withholdings and related liabilities, including additions to tax, penalties and interest imposed on or in respect of (i) Securities or Cash, (ii) the transactions effected under this Agreement or (iii) the Client; provided that “Taxes” does not include income or franchise taxes imposed on or measured by the net income of the Custodian or its agents.

2.	ESTABLISHMENT OF ACCOUNTS

(A)
Appointment, Acceptance and Accounts. The Client hereby appoints the Custodian as custodian of the Securities and Cash and as its agent hereunder solely in connection with its performance of this Agreement, and the Custodian agrees to act as such upon the terms and conditions hereinafter provided. The Client authorizes the Custodian to establish on its books, pursuant to the terms of this Agreement, (i) a custody account or accounts (the “Custody Account”) and (ii) a cash account or accounts (the “Cash Account”). The Custody Account will be a custody account for the receipt, safekeeping and maintenance of Securities, and the Cash Account will be a current account for Cash.

(B)
Acceptance of Securities and Cash. The Custodian will determine in its reasonable discretion whether to accept (i) for custody in the Custody Account, Securities of any kind and (ii) for deposit in the Cash Account, Cash in any currency. The Custodian will promptly notify the Client if the Custodian does not accept any Securities or Cash.

(C)
Payments and Deliveries. The location of the Custodian is the sole place of payment of any obligation under this Agreement. The Custodian is only obligated to make payment in respect of the Cash Account in the currency in which that Cash Account is denominated.

3.	CUSTODY ACCOUNT PROCEDURES

(A)	Designation of Custody Account. The Custody Account will be in the name of the Client or such other name as the Client may reasonably designate.

(B)
Credits to the Custody Account. The Custodian is not obligated to credit Securities to the Custody Account before receipt of such Securities by final settlement as determined in accordance with the regulations of the relevant market. If the Custodian makes a credit before such receipt, the Custodian may at any time reverse all or part of the credit and make an appropriate entry to the Custody Account.

(C)
Debits to the Custody Account. If the Custodian has received Instructions that would result in the delivery of Securities exceeding credits to the Custody Account for that Security, the Custodian may reject the Instructions or may decide which deliveries it will make as required by market authorities or practices.

(D)	Segregation.

(i)
The Custodian will identify on its records that that Securities and Custody Accounts do not belong to the Custodian and are segregated from the Custodian’s assets and any assets held for any other customer of the Custodian.

(ii)
The Custodian will hold Securities with a Sub custodian only in an account that holds exclusively assets held by the Custodian for its customers. The Custodian will direct each Sub custodian to identify on its books that Securities are held for the account of the Custodian as custodian for its customers. The Custodian will direct each Sub custodian to hold Securities in a Clearance System only in an account of the Sub custodian which holds exclusively assets held by the Sub custodian for its customers.

(iii)
Any Securities deposited by the Custodian with a Sub custodian will be subject only to the instructions of the Custodian, and any Securities held in a Clearance System for the account of a Sub custodian will be subject only to the instructions of the Sub custodian.

(iv)	The Custodian will require the Sub custodian to agree that Securities will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the Sub custodian.

(E)	Denomination of Securities. The Client will bear the risk and expense associated with investing in Securities denominated in any currency.

4.	CASH ACCOUNT PROCEDURES

(A)
Designation of Cash Account.  The Cash Account will be in the name of the Client or such other name as the Client may reasonably designate and will be held by the Custodian as banker and not as fiduciary or trustee.

(B)
Credits and Debits to the Cash Account. The Custodian may, but is not obligated to, make a credit or debit to the Cash Account before receipt by the Custodian of a corresponding and final payment in cleared funds. If the Custodian makes a credit or debit before such receipt, the Custodian may at anytime reverse all or part of the credit or debit (including any interest thereon), make an appropriate entry to the Cash Account, and if it reasonably so decides, require repayment of any amount corresponding to any debit. No prior action or course of dealing by the Custodian with respect to settlement of any transactions will obligate the Custodian to make any credit or debit before receipt of Cash.

(C)
Overdrafts in the Cash Account. The Client will ensure that it has sufficient immediately available funds in the Cash Account to settle any Securities received against payment for credit to the Custody Account or otherwise required to effect any Instruction. The Custodian may, but is not obligated to, make any debit to the Cash Account that might result in or increase an overdraft or exceed the immediately available funds credited to the Cash Account. If the total amount of debits to the Cash Account at any time would otherwise result in any overdraft or exceed the immediately available funds credited to the Cash Account, the Custodian may decide which debits it will make (in whole or in part and in the order it selects) or may reject any settlement of any Securities or any Instruction.

(D)
Payments. Any overdraft is payable on demand. The Client will transfer to the Custodian on closure of the Cash Account and otherwise on demand from the Custodian sufficient immediately available funds to cover any overdraft on the Cash Account or any other extension of credit and any interest, fees and other amounts owed. The Custodian may charge interest on any overdraft at any rate of interest notified to the Client in advance from time to time.

(E)
Foreign Currency Risks. The Client will bear the risk associated with Cash denominated in any currency. The Custodian may make any currency conversion at the prevailing rate of exchange for the relevant currencies at the time of conversion as required to effect any Instruction.

5.	INSTRUCTIONS

(A)	Instructions may be transmitted through any electronic medium or system or manually as agreed between the Client and the Custodian.

(B)
The Client and the Custodian will comply with applicable security procedures designed to verify the origination of Instructions (the “Procedures”). The Custodian’s sole obligation will be to comply with what is contained in the Procedures to establish the identity or authority of any Authorized Person to send any Instruction. The Custodian is not responsible for errors or omissions made by the Client or resulting from fraud or the duplication of any Instruction by the Client, provided that the Custodian has no actual knowledge of any such error, omission, fraud or duplication. The Custodian may act on any Instruction by reference to an account number only, even if any account name is provided. Following verification of the origination of an Instruction, the Custodian may act on an Instruction if it reasonably believes it contains sufficient information

(C)
The Custodian may decide not to act on an Instruction where it reasonably doubts its contents, authorization, origination or compliance with any Procedures and will promptly notify the Client of its decision.

(D)
If the Custodian acts on any Instruction requiring manual processing (including facsimile), and, if the Custodian complies with the Procedures, then the Client will be responsible for any loss or damage suffered by the Client or the Custodian in connection with that Instruction. The Client expressly acknowledges that the Client is aware that the use of manual forms of communication to convey Instructions increases the risk of error, security and privacy issues and fraudulent activities.

(E)
The Custodian may rely on the authority of each Authorized Person to give manual instructions until the Custodian has received notice, acceptable to it of any change from the Client or any other Authorized Person and the Custodian has had a reasonable time to act (after which time it may rely on the change). For these purposes, a “reasonable time” shall not exceed 1 business day following the Custodian’s receipt of such notice.

(F)
The Custodian is obligated to act on Instructions only to the extent they are received prior to applicable cut-off times on banking days when the Custodian and the applicable financial markets are open for business. Instructions are to be given in the English language unless the Custodian otherwise specifies or English is not appropriate in regard to any agreed electronic method for sending Instructions. In some securities markets, securities deliveries and payments therefore may not be or are not customarily made simultaneously. Accordingly, notwithstanding the Client’s Instruction to deliver Securities against payment or to pay for Securities against delivery, the Custodian may make or accept payment for or delivery of securities at such time and in such form and manner as is in accordance with relevant local law and in accordance with best market practice or customs prevailing in the relevant market.

6.	PERFORMANCE BY THE CUSTODIAN

(A)
General. The custodian’s performance of its duties hereunder and the day-to-day operations of the Custody Accounts shall be in accordance with written service standards as may be furnished to the Client by the Custodian upon the execution hereof. Such service standards, as may be amended from time to time by the Custodian, are incorporated herein by reference; provided, however, no amendment to such standards shall be effective until the Client shall have received thirty (30) days prior reasonable notice thereof which may be contained in any market guide distributed by the Custodian to its clients. The Custodian may effect any amendment with less than the required thirty (30) days notice to the extent required by the Custodian to comply with change in any applicable law, regulation, Clearance System rule or market practice.

(B)	Custodial Duties Requiring Instructions. The Custodian will carry out the following actions only upon receipt of Instructions:

(i)	make payment for and/or receive any Securities or deliver or dispose of any Securities except as otherwise specifically provided for in this Agreement;

(ii)	deal with rights, conversions, options, warrants and other similar interests or any other discretionary right in connection with Securities; and

(iii)
carry out any action affecting Securities or the Custody Account or Cash or the Cash Account other than those specified in Section 6(B) below, but in each instance subject to the agreement of the Custodian.

(C)
Non-Discretionary Custodial Duties. Absent a contrary Instruction, the Custodian is authorized to carry out non-discretionary matters in connection with anything provided in this Agreement or any Instruction.  Without limiting the authority or the Custodian with regard to non-discretionary matters, without further Instructions, the Custodian will:

(i)
in the Client’s name or on its behalf, sign any documents relating to Securities which may be required (i) pursuant to an Instruction to obtain any Securities or Cash or (ii) by any tax or regulatory authority;

(ii)	receive and/or credit income, payments and distributions in respect of Securities;

(iii)	exchange interim or temporary receipts for definitive certificates, and old or overstamped certificates for new certificates; and

(iv)	make any payment by debiting the Cash Account or any other designated account of the Client with the Custodian as required to effect any Instruction.

7.	CORPORATE ACTIONS.

(A)
Notices. The Custodian will notify the Client of, or make available to the Client, any notices, circulars, reports and announcements which the Custodian has received, in the course of acting in the capacity of custodian, concerning Securities held on the Client’s behalf that require discretionary action.

(B)	Third Party Information. The Custodian is not responsible for the form, accuracy or content of any notice, circular, report, announcement or other material not prepared by the Custodian.

(C)
No Action Without Instructions. If the Client does not provide the Custodian with timely Instructions with respect to any discretionary action, the Custodian will not take any action in relation to that action.

(D)
Shareholders Voting. For securities settled within the U.S., the Custodian will provide to the Client proxies and proxy soliciting materials as described in the service standards. Other than as specified in this Section 7(D), the Custodian’s only obligation in regard to any matter where the Client may exercise shareholder voting rights will be to provide shareholder voting services as specified in a separate proxy services letter between the Custodian and the Client.

8.	COMMUNICATIONS. RECORDS AND ACCESS

(A)
Communications and Statements. As agreed by the Client and the Custodian communications, notices and announcements by the Custodian and statements with regard to the Custody Account and the Cash Account may be made available by electronic form and not in hard copy. The Custodian shall supply to the Client from time to time as mutually agreed upon statement or advices with respect to all Securities and Cash received into, held in or delivered from the Custody Account and the Cash Account. The Client will notify the Custodian promptly in writing of anything incorrect in a statement or advice and in any case writing ninety (90) days from the date on which the statement or advice is sent or made available to the Client.

(B)
Additional Information. The Custodian agrees to use reasonable efforts to furnish the Client with such information regarding Securities or Cash held hereunder as the Client may reasonably request in connection with its complying with the request of any regulatory authorities having jurisdiction over the Client or its affiliates or investment managers. The Custodian shall maintain and keep current all records, books, and other documents relating to its activities and obligations under this Agreement to fully record all transactions effected with regard to the Custody Account and the Cash Account and in each instance sufficient to provide to the Client the information or reports specified on Schedule 2, annexed hereto. All such records shall be the property of the Client; provided, however, the Custodian may retain duplicate originals or copies which shall be the property of the Custodian. The Custodian shall maintain and preserve the records specified on Schedule 2 which the Custodian acknowledges that the Client is required to maintain and preserve pursuant to Rule 12d1-1(b)(2)(D) and (E). Upon request, the Custodian shall use its best efforts to furnish to the Client such reports (or portions thereof) received by the Custodian (i) in connection with the Custodian’s system of internal account controls applicable to its duties under this agreement with the Client to the extent the Custodian makes such report available to any other clients or customers or (ii) from any Clearance System on its system of internal accounting control to the extent the Custodian may provide such reports to its clients.

(C)
Price Information. The Custodian may, but is not obligated to, provide information on statements or reports showing pricing or values for Securities held in the Custody Account. Unless otherwise agreed in writing by the Custodian, the Custodian has no responsibility to independently verify any such prices or similar data, and the Custodian has no obligation for the availability or accuracy of any price or similar data specified on any statement or report.

(D)
Securities Held Elsewhere. Securities indicated on any statement or report as “held elsewhere” and securities that are on loan or not held in the name of the Custodian are not held by the Custodian as custodial agent under this Agreement unless the Custodian verifies in writing that the Securities are held by a Sub custodian or other securities intermediary in an account on behalf of the Custodian subject to instructions only from the Custodian. The Custodian will not be responsible for Instructions, proxy services, corporate actions or other obligations under this Agreement with regard to such Securities.

(E)
Access to Records. During the Custodian’s regular business hours and upon receipt of reasonable notice directly from the Client, the Custodian will allow the Client and its independent public accountants, agents or regulators reasonable access to the Custodian’s SAS 70 and records relating to Securities or Cash maintained by the Custodian on behalf of the Client for the purpose of examining such records on the Custodian’s premises and will obtain such access from each Sub custodian and will seek to obtain such access from each Clearance System.

9.	TAX STATUS/WITHHOLDING TAXES

(A)
Information. The Client will provide the Custodian, from time to time and in a timely manner, with information and proof (copies or originals) as the Custodian reasonably requests, as to the Client’s and/or the underlying beneficial owner’s tax status or residence. Information and proof may include, as appropriate, executing certificates, making representations and warranties, or providing other information or documents in respect of Securities, as the Custodian deems necessary or proper to fulfill obligations under applicable law.

(B)
Payment. If any Taxes become payable with respect to any payment to be made to the Client, such Taxes will be payable by the Client. To the extent required by applicable law, the Custodian may withhold the Taxes from any payment received for the Client or debit any amount available in the Cash Account and apply such Cash in satisfaction of Taxes required to be withheld or paid by the Custodian, except where such amount to be withheld or paid results from the Custodian’s or any Sub Custodian’ negligence, willful misconduct or fraud. If any Taxes become payable with respect to any prior payment made to the Client by the Custodian, the Custodian may debit the Cash Account in satisfaction of such prior Taxes except where such amount to be withheld or paid results from the Custodian’s or any Sub Custodian’ negligence, willful misconduct or fraud. The Client will remain liable for any deficiency.

(C)
Tax Relief. In the event the Client requests that the Custodian provide tax relief services and the Custodian agrees to provide such services, the Custodian will apply for appropriate tax relief (either by way of reduced tax rates at the time of an income payment or retrospective tax reclaims in certain markets as agreed from time to time); provided the Client provides to the Custodian such documentation and information as to it or its underlying beneficial owner clients as is necessary to secure such tax relief. However, in no event will the Custodian be responsible, or liable, for any Taxes resulting from the inability to secure tax relief, or for the failure of any Client or beneficial owner to obtain the benefit of credits, on the basis of foreign taxes withheld, against any income tax liability.

10.	LIEN AND SET OFF

(A)
Lien. To the extent permitted by law and in addition to any other remedies available to the Custodian under applicable law, the Custodian will have, and the Client hereby grants, a continuing general lien on all Securities until the satisfaction of liabilities arising under this Agreement of the Client to the Custodian in respect to any fees and expenses or credit exposures incurred by the Custodian in performing services under this Agreement.

(B)
Set Off. To the extent permitted by applicable law and in addition to any other remedies available to the Custodian under applicable law, the Custodian may, with prior notice to the Client, set off any payment obligation owed to it by the Client in connection with all liabilities arising under this Agreement against any payment obligation owed by it to the Client under this Agreement in connection with the Cash Account regardless of the place of payment or currency of either obligation (and for such purpose may make any currency conversion reasonably necessary).

11.	USE OF THIRD PARTIES

(A)
General Authority. The Custodian is hereby authorized to appoint Sub custodians and Administrative Support Providers as its delegates to perform any of the duties of the Custodian under this Agreement; provided, however, that the appointment of any such Sub custodian or Administrative Support Provider shall not relieve the Custodian of its responsibilities or liabilities hereunder. The Custodian and each Sub custodian is hereby authorized to use or participate in Market Infrastructures and, as required by law, regulation or best market practice, Clearance Systems in performing the duties of the Custodian or any duties delegated to any Sub custodian.

(B)
Selection. The Custodian will use reasonable care in the selection and continued appointment of Sub custodians and Administrative Support Providers. Notwithstanding anything else in this Agreement, the Custodian will not appoint a Sub custodian in connection with this Agreement (i) unless the Sub custodian meets the definition of qualified custodian as defined by Rule 206(4)-2 under the Advisers Act, or (ii) without the consent of the Client. Notwithstanding anything else in this Agreement, the Custodian may appoint any Sub custodian to hold Securities or Cash outside of the U.S. without the Client’s consent where the Sub custodian is a branch of the Custodian or a branch of a U.S. bank as provided in the 1940 Act or is an Eligible Foreign Custodian as defined in Rule 17f-5 under the 1940 Act.

(C)
Clearance Systems. Unless specified in writing to the Client, each Clearance System in which Securities are held by the Custodian will be a U.S. securities depository authorized under Rule 17f-4 under the 1940 Act or an Eligible Foreign Depository as defined in Rule 17f-7 under the 1940 Act, including for purpose of clarity Euroclear Bank and Clearstream Bank.

12.	SCOPE OF RESPONSIBILITY

(A)
Standard of Care. The Custodian shall exercise the same standards of care that it exercises over its own assets in the safekeeping, handing, servicing, and disposition of Securities or Cash in accordance with this Agreement, and in any event, the Custodian will perform its obligations with reasonable care as determined in accordance with the standards and practices of professional custodians for hire in the United States. The Custodian will cause each Sub custodian and Administrative Support Provider to perform with reasonable care as determined in accordance with the standards and practices of professional custodians or similar services providers, as applicable, in the market or jurisdiction in which the Sub custodian or Administrative Support Provider performs services for the Custodian in connection with this Agreement and any Securities or Cash.

(B)	Responsibility for Losses.

(i)
Direct Damages. The Custodian will be liable for the Client’s direct damages resulting from the negligence, willful default or fraud of the Custodian. In addition, the Custodian will be liable for the Client’s direct damages resulting from the negligence, willful default or fraud of any Sub custodian, Administrative Support Provider or their nominee in the performance of any services delegated by the Custodian as permitted by this Agreement; provided, however the liability of the Custodian for direct damages does not include any loss of Securities or Cash resulting solely by reason only of the liquidation or insolvency of any Sub custodian or Administrative Support Provider.

(ii)
Stop Loss. The Client will promptly notify the Custodian of any loss known to the Client which it believes was caused by the Custodian or any Sub Custodian or Administrative Support Provider. If the Client fails to notify the Custodian of any such known loss caused by the Custodian or any Sub Custodian or Administrative Support Provider within ten (10) business days following the Client’s actual knowledge thereof, the Custodian’s liability for any loss in regard to such discrepancy or errors will be reduced to the extent that the Custodian’s ability to mitigate any damages in connection with such loss is materially compromised including loss caused by increases in the fair market value of any Securities or interest with regard to any Securities or Cash.

(C)	Limitations on the Custodian’s Responsibility.

(i)
General. The Custodian is responsible for the performance of only those duties as are expressly set forth herein, including the performance of any Instruction given in accordance with this Agreement. The Custodian will have no implied duties or obligations and the provision of services under this Agreement does not constitute the Custodian a trustee with respect to any Securities or Cash.

(ii)
Sole Obligations of the Custodian. The Client understands and agrees that (i) the obligations and duties of the Custodian will be performed only by the Custodian and are not obligations or duties of any other member of the Citigroup Organization (including any branch or office of the Custodian) and (ii) the rights of the Client with respect to the Custodian extend only to such Custodian and, except as provided by law, do not extend to any other member of the Citigroup Organization.

(iii)
No Liability for Third Parties. Except as provided in this Agreement with regard to Sub custodians and Administrative Support Providers, the Custodian is not responsible for the acts, omissions, defaults or insolvency of any third party that is not a delegate or agent of the Custodian, including, but not limited to any Clearance System, Market Infrastructure, broker, counterparty or issuer of Securities. Clearance Systems are not delegates or agents of the Custodian and, except as specified in Section 11(C), the Custodian has no responsibility for selection or appointment of any Clearance System or Market Infrastructure.

(iv)
Performance Subject to Laws. The Client understands and agrees that the Custodian’s performance of this Agreement is subject to the relevant local laws (including governmental acts, regulations, decrees, orders and treaties) and the rules, operating procedures and practices of any relevant stock exchange, Clearance System, or market where or through which Instructions are to be carried out and to which the Custodian (directly or indirectly) is subject and as exist in the country in which any Securities or Cash are held. Securities deposited with Clearance Systems hereunder will be subject to the laws, rules, and statements of principle and practices of such Clearance Systems. The Custodian will not be responsible for any failure to perform any of its obligations (nor will it be responsible for any unavailability of funds credited to the Cash Account) if such performance by the Custodian, any Sub custodian or any Administrative Support Provider would result in the Custodian, any Sub custodian or any Administrative Support Provider being in breach of any law, regulation or other requirement of any governmental or other authority in accordance with which it is required to act The Custodian may take and instruct any delegate to take any action which it considers appropriate so as to comply with any applicable law, regulation, request from any public or regulatory authority or any of its policies which relate to the prevention of fraud, money laundering, terrorism or other criminal activities or the provision of financial or other services to sanctioned persons or entities. In certain circumstances such action may delay or prevent the processing of Instructions, the settlement of transactions or the performance of obligations under this Agreement. The laws and market practice applicable in many jurisdictions are subject to regular change, and the Custodian will only be obligated to bring to the Client’s attention those changes which have a material affect on the Custodian’s performance of this Agreement in accordance with the service standards as contemplated herein.

(v)	Client’s Reporting Obligations. The Client will be solely responsible for all filings, tax returns and reports on any transactions in respect of Securities or Cash or relating to

Securities or Cash as may be required by any relevant authority, whether governmental or otherwise. The Client is responsible for compliance with all applicable limitations or qualifications in regard to the Client’s investment in any Securities in any country or jurisdiction.

(vi)
Validity of Securities. The Custodian will exercise reasonable care in receiving Securities but does not warrant or guarantee the form, authenticity, value, transferability or validity of any Security received by the Custodian. If the Custodian becomes aware of any defect in title or forgery of any Security, the Custodian will promptly notify the Client.

(vii)
Capacity of Custodian. The Custodian is not acting under this Agreement as an investment manager, nor as an investment, legal or tax adviser to the Client, and the Custodian’s duty is solely to act as a Custodian in accordance with the terms of this Agreement For the avoidance of doubt, the parties hereby agree that the Custodian is not an agent of or a trustee for any customer of the Client, and in no circumstances will any customer of the Client have any direct rights against the Custodian with regard to this Agreement and consequently any matter in respect of a customer of the Client will be dealt with only between the Client and the Custodian.

13.	INDEMNITY

(A)
Indemnity to the Custodian. The Client agrees to indemnify the Custodian (including without limitation each and any of its respective officers, directors, employees, and representatives) for, and to defend and hold the Custodian harmless from, all losses, costs, damages and expenses (including reasonable legal fees incurred by the Custodian or such person in any action or proceeding between the Custodian and the Client or between the Custodian and any third party) arising from or in connection with the performance of this Agreement (each referred to as a “Loss”), imposed on, incurred by, or asserted against the Custodian in connection with or arising out of this Agreement, except any Loss arising from or in connection with the negligence, willful misconduct or fraud of the Custodian, any Sub custodian or Administrative Support Provider, or any of their nominees, agents or delegates.

(B)
Indemnity to the Client. The Custodian agrees to indemnify the Client (including without limitation each and any of its respective officers, directors, employees, and representatives) for all losses, costs, damages and expenses (including reasonable legal fees incurred by the Client or such person in any action or proceeding between the Client and the Custodian or between the Client and any third party) arising from or in connection with the performance of this Agreement (each referred to as a “Loss”), imposed on, incurred by, or asserted against the Client in connection with or arising out of the negligence, willful misconduct or fraud of the Custodian, any Sub custodian or Administrative Support Provider, or any of their nominees, agents or delegates; provided, however, the obligation of the Custodian for any Loss shall not exceed the direct damages specified in Section 12(B)(i) hereof.

(C)	Indemnification Procedures. In order that the indemnification provisions contained in this Section 13 shall apply, upon the assertion of a claim for which one party (the

“Indemnitor”) may be required to indemnify another (the “Indemnitee”), the Indemnitee must promptly notify the Indemnitor of such assertion, and shall keep the Indemnitor advised with respect to all developments concerning such claim. The Indemnitor shall have the option to participate with the Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnitor may be required to indemnify it except with the Indemnitor’s prior written consent.

14.	PREVENTION OF PERFORMANCE, MUTUAL EXCLUSION OF CONSEQUENTIAL DAMAGES

Neither the Custodian nor the Client will be responsible to the other of them for any failure to perform any of its obligations (nor will the Custodian be responsible for any unavailability of funds credited to the Cash Account) if such performance by the Custodian, any Sub custodian, any Administrative Support Provider, or the Client is prevented, hindered or delayed by a Force Majure Event, in such case its obligations will be suspended for so long as the Force Majure Event continues. “Force Majure Event” means any event due to any cause beyond the reasonable control of the Custodian, any Sub custodian, any Administrative Support Provider or the Client, such as restrictions on convertibility or transferability, requisitions, involuntary transfers, unavailability of communications system, sabotage, fire, flood, explosion, acts of God, civil commotion, strikes or industrial action of any kind, riots, insurrection, war or acts of government. Upon the occurrence of any Force Majeure Event, the party affected by that event will inform the other party to this Agreement and will use its reasonable efforts to mitigate any losses that the other party may suffer as a result thereof. For the avoidance of doubt, the Custodian confirms that it maintains and tests, not less than annually, disaster recovery plans and contingency back-up services.

UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL OR PUNITIVE DAMAGES, OR CONSEQUENTIAL LOSS OR DAMAGE, OR ANY LOSS OF PROFITS, GOODWILL, BUSINESS OPPORTUNITY, BUSINESS, REVENUE OR ANTICIPATED SAVINGS, IN RELATION TO THIS AGREEMENT, WHETHER OR NOT THE RELEVANT LOSS WAS FORESEEABLE, OR THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR THAT SUCH LOSS WAS IN CONTEMPLATION OF THE OTHER PARTY.

15.	FEES AND EXPENSES

The Client agrees to pay all fees, charges and obligations incurred from time to time for any services pursuant to this Agreement as determined in accordance with the terms of the Fee Schedule, attached as Schedule 1 to this agreement, which may be changed from time to time by the mutual agreement of the Custodian and the Client.

16.	NFORMATION AND DATA PROTECTION

(A)
Protection of Confidential Information. Except as expressly provided otherwise herein, each Receiving Party shall, during the term of this Agreement and for six (6) years thereafter with regard to Confidential Information in respect to Securities, Cash and the Accounts hereunder and for one (1) year thereafter with regard to all other Confidential Information:

(i)
use a level of care no less rigorous than that taken to protect its own Confidential Information of a similar nature (but in no event less than a reasonable level of care) to keep confidential, and to prevent any unauthorized disclosure of, any Confidential Information of the Disclosing Party;

(ii)	use such Confidential Information only in connection with this Agreement;

(iii)	not make any commercial use of such Confidential Information for the benefit of itself or any third party beyond the scope of this Agreement; and

(iv)	except where required by any law, court, regulator or legal process or as permitted by this Agreement, not make any such Confidential Information, or parts thereof, available to any third party.

Each Receiving Party shall reproduce a Disclosing Party’s Confidential Information only to the extent necessary to permit it to meet its obligations under this Agreement, and shall notify the Disclosing Party promptly if and when it becomes aware that the Disclosing Party’s Confidential Information is disclosed in violation of the provisions of this Section 16 by such Receiving Party or is otherwise lost while in the possession of such Receiving Party.

(B)
Each Party, as the Receiving Party of Confidential Information of a Disclosing Party, shall have the right to disclose such Confidential Information to its employees, agents and subcontractors who have a need to know such information in connection with the Receiving Party’s performance of its obligations under this Agreement (including for data processing, statistical and risk analysis purposes); but the Receiving Party shall be responsible for compliance with the provisions of this Section 16 by such employees, agents and subcontractors.

(C)
Notwithstanding anything to the contrary in this Section 16, if the Receiving Party is required by any law, court, regulator or legal process to disclose such Confidential Information or any portion thereof, then such Receiving Party shall (i) as promptly as reasonably possible after determining that it is obligated to make such disclosure, and, if practicable, prior to making any such disclosure, notify the Disclosing Party of its obligation to make such disclosure, so that the Disclosing Party may have an opportunity to object to such disclosure or to obtain a protective order or other appropriate relief, (ii) provide such reasonable cooperation and assistance as the Disclosing Party may reasonably request in any effort by the Disclosing Party to obtain such relief, and (iii)

take reasonable steps to limit the amount of Confidential Information so disclosed and to protect its confidentiality.

(D)
The Custodian acknowledges that certain information made available by the Client pursuant to this Agreement or otherwise maintained by the Custodian under this Agreement may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act or may otherwise fall within the ambit of other applicable privacy Laws (collectively, “Privacy Laws” and the relevant information, “Personal Information”). The Custodian agrees (i) not to disclose or use Personal Information except as required to carry out its duties under this Agreement (including for data processing, statistical and risk analysis purposes) or as instructed by the Client; (ii) to limit access to such information to authorized representatives of the Custodian and the Client; (iii) to establish and maintain reasonable physical, electronic and procedural safeguards to protect Personal Information; (iv) to cooperate in good faith with the Client and provide reasonable assistance in ensuring compliance with such Privacy Laws to the extent applicable; and (v) to promptly inform the Client if the Custodian becomes aware of any accidental or unauthorized access to Personal Information or any breach of a Privacy Law relating to Personal Information by the Custodian or any of its employees, agents or subcontractors. If the Custodian informs the Client of a breach of a Privacy Law or the accidental or unauthorized access to Personal Information, the Custodian shall also promptly provide such details of the nature and extent of such breach and/or access as the Client may reasonably request, in order to mitigate the Client’s liability and prevent any further such breach or access.

(E)
Upon any expiration or termination of this Agreement, the Receiving Party of any Confidential Information (which in the case of the Custodian shall include Personal Information) shall, upon request of the Disclosing Party: (i) return promptly to the Disclosing Party all tangible forms of such Confidential Information which the Receiving Party has theretofore acquired from the Disclosing Party, or (ii) certify that the Receiving Party has used all reasonable efforts to destroy all copies of all materials that incorporate or reflect such Confidential Information. The Receiving Party’s return or certification shall apply to all Confidential Information then subject to the obligations of this Section except for (A) any Confidential Information that the Receiving Party is required to retain pursuant to any Law, (B) executed original copies of any contractual documents or other materials customarily held by the Receiving Party as archival material, and (C) copies of any computer tapes or files which have been created in the ordinary course of business pursuant to the Receiving Party’s archiving and back-up procedures for records.

The Client will treat the terms of this Agreement, including any Fee Schedule, as confidential to the extent permitted by applicable law.

17.	ADVERTISING

Neither the Client nor the Custodian will display the name, trade mark or service mark of the other without the prior written approval of the other, nor will the Client display that of Citigroup, Inc. or any subsidiary of Citigroup, Inc. without prior written approval from Citigroup, Inc. or the subsidiary concerned. The Client will not advertise or promote any service provided by the Custodian without the Custodian’s prior written consent. Nothing in this Section will prohibit the Client from identifying the Custodian as custodian for the Client in any prospectus, offering document, registration or regulatory filing or communication.

18.	REPRESENTATIONS

(A)	General. The Client and the Custodian each represents at the date this Agreement is entered into and any custodial service is used or provided that:

(i)	It is duly organized and in good standing in every jurisdiction where it is required so to be;

(ii)	It has the power and authority to sign and to perform its obligations under this Agreement;

(iii)	This Agreement is duly authorized and signed and is its legal, valid and binding obligation;

(iv)	Any consent, authorization or instruction required in connection with its execution and performance of this Agreement has been provided by any relevant third party;

(v)
Any act required by any relevant governmental or other authority to be done in connection with its execution and performance of this Agreement has been or will be done (and will be renewed if necessary); and

(vi)	Its performance of this Agreement will not violate or breach any applicable law, regulation, contract or other requirement.

(B)	Client. The Client also represents at the date this Agreement is entered into and any custodial service is used or provided that:

(i)
It has authority to deposit the Securities received in the Custody Account and the Cash in the Cash Account and there is no claim or encumbrance that adversely affects any delivery of Securities or payment of Cash made in accordance with this Agreement; and

(ii)	It has not relied on any oral or written representation made by the Custodian or any person on its behalf.

(C)	Custodian. The Custodian also represents at the date this Agreement is entered into and any custodial service is used or provided that:

(i)	The Custodian is a bank that is suitably qualified to serve as the custodian of the Client pursuant to Rule 206(4)-2 under the Advisers Act;

(ii)
The Custodian shall maintain a comprehensive business continuity plan, which shall include provisions regarding disaster recovery and contingency back-up services, that is commercially reasonable and complies with applicable laws, rules and regulations and shall test the adequacy of such plan at least annually. The Custodian shall provide an executive summary of such plan upon request of the Client;

(iii)
In the event of business disruption that materially impacts the Custodian’s provision of services under this Agreement, the Custodian will notify the Client of the disruption and the steps being taken in response; and

(iv)	The Custodian shall have in force and maintain, for its own protection, insurance in form and amount necessary to comply with the requirements of the Custodian’s banking regulator.

19.	TERMINATION

(A)
Date of Termination. The Custodian may terminate this Agreement by giving not less than 180 days’ prior written notice to the Client. The Client may terminate this Agreement by giving not less than thirty (30) days written notice to the Custodian.

(B)
Effect on Property. The Custodian will deliver the Securities and Cash as instructed by the Client. If by the termination date the Client has not given instructions to deliver any Securities or Cash, the Custodian will continue to safekeep such Securities and/or Cash until the Client provides instructions to effect a free delivery of such. However, beyond safekeeping, the Custodian will provide no other services as regard to any such Securities except to collect and hold any cash distributions. The Custodian will be entitled to charge the Client standard fees for Securities or Cash retained in safekeeping after termination of this Agreement. Notwithstanding termination of this Agreement or any Instruction, the Custodian may retain sufficient Securities or Cash, the amount to be specified in writing by mutual agreement of the parties, to close out or complete any transaction that the Custodian will be required to settle on the Client’s behalf.

(C)	Surviving Terms. The rights and obligations contained in Sections 9, 10, 12, 13, 16, 18, 19 and 20 of this Agreement will survive the termination of this Agreement.

20.	GOVERNING LAW AND JURISDICTION

(A)	Governing Law. This Agreement will be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of New York.

(B)
Jurisdiction. The federal and state courts of State of New located in the City of New York will have non-exclusive jurisdiction to hear any disputes arising out of or in connection with this Agreement, and the parties irrevocably submit to the jurisdiction of such courts.

(C)
Venue. Each party hereto waives any objection it may have at any time, to the laying of venue of any actions or proceedings brought in any court specified in Section 20(B) hereof, waives any claim that such actions or proceedings have been brought in an inconvenient forum and further waives the right to object that such court does not have jurisdiction over such party.

21.	MISCELLANEOUS

(A)
Entire Agreement; Amendments. This Agreement consists exclusively of this document together with any schedules. The Custodian may notify the Client of terms which are applicable to the provision of services in the location of a particular office and such terms will be contained in a schedule and will supplement this Agreement in relation to that office.  In case of inconsistency with the rest of this Agreement, such terms will prevail in relation to that office.

Except as specified in this Agreement, this Agreement may only be modified by written agreement of the Client and the Custodian.

(B)
Severability. If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable law, the remaining provisions will remain in full force and effect (as will that provision under any other law).

(C)
Waiver of Rights. No failure or delay of the Client or the Custodian in exercising any right or remedy under this Agreement will constitute a waiver of that right. Any waiver of any right will be limited to the specific instance. The exclusion or omission of any provision or term from this Agreement will not be deemed to be a waiver of any right or remedy the Client or the Custodian may have under applicable law.

(D)
Recordings. The Client and the Custodian consent to telephonic or electronic recordings for security and quality of service purposes and agree that either may produce telephonic or electronic recordings or computer records as evidence in any proceedings brought in connection with this Agreement.

(E)
Further Information. The Client agrees to execute further documents and provide materials and information as may be reasonably requested by the Custodian to enable it to perform its duties and obligations under this Agreement.

(F)
Meetings. Representatives of the Custodian will meet with the Client at the Client’s headquarters in Santa Monica, California, or at such other offices requested by the Client, at least semi-annually, and as requested from time to time by the Client.

(G)	Assignment. No party may assign or transfer any of its rights or obligations under this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld or delayed.

(H)	Headings. Titles to Sections of this Agreement are included for convenience of reference only and will be disregarded in construing the language contained in this Agreement.

(I)	Counterparts. This Agreement may be executed in several counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

(J)	Notices and Other Communications.

(i)	Notices, requests, instructions and communications related to matters described in Section 19 of this Agreement shall be delivered in writing as set forth below:

If to the Custodian:
Citibank, N.A.
388 Greenwich Street
New York, NY 10013
Fax:  212-816-4181
Attn:  Peter Verduin

If to Client:
DFA Short Term Investment Fund
c/o Dimensional Fund Advisors LP
6300 Bee Cave Road, Building One
Austin, TX 78746
Fax:  (512) 306-7609
Attn:  General Counsel

Notices received by the parties at such addresses, or at such other principal business addresses as they shall specify in writing, shall be deemed to have been properly given.

(ii)	Other notices between the parties may be sent in person, by telecopy, by mail or overnight courier, or through electronic messages at such addresses as shall be specified by the parties.

(iii)
This Agreement and electronic signatures and records delivered and maintained under the Agreement shall be effective to the fullest extent permitted by law, provided that references in this Agreement to written approval or approval in writing of either party shall be restricted to a writing executed by a then-current executive officer of such party. Each party agrees to maintain a copy of this Agreement and any amendments to this Agreement for its records.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

CITIBANK, N.A., By: Name: Title:	DFA INVESTMENT TRUST COMPANY, on behalf of its series, DFA SHORT TERM INVESTMENT FUND By: Name: Title:

Schedule 1:  Fee Schedule

The custody fees will be those specified individually or as an aggregate fee in the DFA INVESTMENT TRUST COMPANY MASTER SERVICES AGREEMENT (the “MSA”) between DFA Investment Trust Company (the “Client”) and Citi Fund Services Ohio, Inc. (“Citi”), a subsidiary of the Custodian. Citi will be responsible for paying to the Custodian the amounts payable to the Custodian from the fees specified in the MSA as custody services. The Client shall have no obligation for directly paying any fees to the Custodian or for the failure of Citi to pay any amounts to the Custodian.

Schedule 2

Asset Statement
Settled Transactions
Pending and Failed Transactions
Corporate Action Notice Board
Corporate Actions New and Amended Events
Projected Income
Paid Income
Ledger Balance
Account Statement
Transaction
Transaction Affirmations and Confirmations
Payment Incoming
Payment Outgoing
Available & Ledger Balance
Consolidated Available Balance
Consolidated Projected Balances
Projected Balances
Projected Account Statement
Projected Transaction
Interest Accrued